Deferred Compensation Agreement
Stamford Industrial Group with Albert W. Weggeman

Deferred Compensation Agreement dated as of December 27, 2007, between Stamford Industrial Group, Inc., a Delaware corporation (the “Company”) and Albert W. Weggeman (the "Participant").

Whereas, the Participant is the Chief Executive Officer of the Company and a key employee of the Company;

Whereas, the Company desires to provide additional compensation to the Participant on the terms set forth herein, and the Participant desires to accept the same;

Whereas, the Company intends to provide deferred compensation primarily to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

Now, therefore, in consideration of the mutual covenants herein contained and other valuable consideration, it is hereby agreed as follows:

Article 1 - Definitions

The following capitalized terms, when used herein, shall have the meanings set forth below.

“Account” means the bookkeeping account that records the amount of the Participant’s initial credit pursuant to Section 2.01 as adjusted pursuant to Section 2.02.

"Adjusted EBITDA" means 'Adjusted EBITDA' as such term is defined in the Company's 2007 Stock Incentive Plan, it being understood that for purposes of this Agreement, "Adjusted EBITDA" shall not include capital gains from sales of any assets of the Company.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the individual or individuals appointed by the Board to administer this Agreement; unless otherwise hereafter determined by the Board of Directors, the Committee shall be the Compensation Committee of the Board of Directors.

“Company” means Stamford Industrial Group, Inc., a Delaware corporation with its principal office in Stamford, Connecticut.

“Effective Date” means December 27, 2007.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Fair Market Value" means the average closing price of one share of the common stock of the Company over the 30-day period preceding the applicable date of distribution pursuant to Section 2.04.

“Participant” means Albert W. Weggeman.

Article 2 - Account

2.01 Initial Account Credit. As of the date of this Agreement, the Participant’s Account shall be credited with $1,519,766 (the "Initial Account Credit").

2.02 Adjustment to Account. The amount to be distributed pursuant to Section 2.04 shall be the lesser of (a) the Initial Account Credit or (b) 2,491,419 multiplied by (the Fair Market Value less $0.64).

2.03 Vesting. The Participant shall vest in his Account as follows (rounded to the nearest $1.00):

(a) 19.4% shall be immediately vested upon crediting to the Participant's Account.

(b) 30.6% shall vest in twenty-two equal monthly consecutive tranches commencing on the date such amount is credited to the Participant's Account, provided that the Participant is actively employed as of the vesting date.

(c) up to 50.0% shall vest as follows, provided that the Participant is actively employed as of the vesting date.

(1) 16.7 percent shall vest as of March 31, 2008, if the Company’s Adjusted EBITDA for the year ending December 31, 2007 (“Year 1”) is not less than $13,800,000 (the “Year 1 Target”); if the Year 1 Target is not achieved, and if the sum of the Company’s Adjusted EBITDA for the years ending December 31, 2007 and 2008 is not less than the sum of the Year 1 Target plus the Year 2 Target (as defined below), then the such 16.7 percent shall vest as of March 31, 2009.

(2) 16.7 percent shall vest as of March 31, 2009, if the Company’s Adjusted EBITDA for the year ending December 31, 2008 (“Year 2”) is not less than $15,700,000 (the “Year 2 Target”); if the Year 2 Target is not achieved, and if the sum of the Company’s Adjusted EBITDA for the years ending December 31, 2008 and 2009 is not less than the sum of the Year 2 Target plus the Year 3 Target (as defined below), then such  16.7 percent shall vest as of March 31, 2010.

(3) 16.6 percent shall vest as of March 31, 2010, if the Company’s Adjusted EBITDA for the year ending December 31, 2009 (“Year 3”) is not less than $17,200,000 (the “Year 3 Target”); if (i) the Year 3 Target is not achieved, and (ii) the Company renews the employment agreement of the Participant for another three-year term, and (iii) the sum of the Company’s Adjusted EBITDA for the years ending December 31, 2009 and 2010 is not less than the sum of the Year 3 Target plus the Year 4 Target (as defined hereinafter), then such 16.6 percent shall vest as of March 31, 2011. “Year 4 Target” means an amount of the Company’s Adjusted EBITDA for the year ending December 31, 2010 that will be agreed upon by the parties in the renewed employment agreement, if any.

2.04 Distribution. The vested portion, if any, of the Participant’s Account, as adjusted pursuant to Section 2.02, which vests on or before October 1, 2009, shall be paid in the form of a single sum to the Participant not later than October 31, 2009. The vested portion, if any, of the Participant’s Account, as adjusted pursuant to Section 2.02, which vests after October 1, 2009, shall be distributed promptly after vesting. The Committee shall have the discretion to make a distribution in the form of cash or common stock of the Company, valued at the Fair Market Value as of the business day prior to distribution, or a combination of cash and common stock.

Article 3 - Administration

3.01 Duties and Powers of the Committee. The Agreement shall be administered by the Committee. The Committee shall establish such rules and procedures as it deems appropriate for the administration of the Agreement. The Committee shall have the full power, discretion and authority to interpret, construe and administer the terms of the Agreement, and all decisions made by the Committee shall be final and binding. The Committee may employ legal counsel, consultants, actuaries, and others as it deems desirable in the administration of the Agreement.

3.02. The amounts credited to the Account pursuant to Sections 2.03(c)(2) and 2.03(c)(3) hereunder to the Participant, to the extent he qualifies as a "covered employee" for purposes of Section 162(m) of the Code, are intended to be exempt from the application of Section 162(m) of the Code to the extent so designated by the Committee. The exemption is based on Treasury Regulation Section 1.162-27 as in effect on date hereof. The Committee may, without stockholder approval (unless otherwise required to comply with Rule 16b-3 under the Exchange Act or in accordance with applicable market or exchange requirements), amend this Agreement retroactively and/or prospectively to the extent it determines necessary to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to this Agreement.

3.03 No Contract of Employment. Nothing in this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any subsidiary of the Company, or limit in any way the right of the Company or any affiliate or subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting schedule or for any portion thereof.

3.04 Funding. The amounts payable under this Agreement shall constitute general, unsecured obligations of the Company, payable solely out of the general assets of the Company, and no Participant shall have any rights to any specific assets of the Company. Account balances under this Agreement represent mere promises to pay amounts in the future. In the event the Company becomes subject to an insolvency or bankruptcy proceeding, the Participant shall only have the rights of a general, unsecured creditor of the Company for any distributions due under the Agreement. This Agreement is intended to be an unfunded program for purposes of the Code and for purposes of Title I of ERISA.

3.05 Liability of Company. Subject to its obligation to pay the balance in the Account pursuant to the terms of this Agreement, neither the Company nor anyone acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with regard to this Agreement, except as otherwise required by law.

3.06 Notices. The Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by United States mail, first-class and prepaid.

3.07 Choice of Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut, without regard to its conflicts of laws provisions, to the extent such law is not preempted by federal law.

3.08 Binding Effect. The terms of this Agreement shall be binding on the Participant, his beneficiaries and estate, and their legal representatives, and on the Company, and its successors, assigns, and legal representatives.

3.09 Non-alienation. None of the payments, benefits or rights of the Participant, his beneficiary or estate shall be subject to the claim of any creditor, and, in particular, to the fullest extent permissible by law, all such payments, benefits and rights shall be free from attachments, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant, his beneficiary or estate.

3.10 Incapacity. If the Committee determines that the Participant or beneficiary is incompetent by reason of legal minority or physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for the benefit of the minor or incompetent, without responsibility of the Company or the Committee to see to the application of such payment. Payments made in accordance with the application of such power shall operate as a complete discharge of all obligations of the Company and the Committee to the extent of such payment.

3.11 Amendment or Termination. This Agreement may not be amended except in a writing signed by the party against whom such amendment is to be enforced.

3.12 Other Plans and Agreements. Nothing contained in this Agreement shall preclude the Participant, to the extent he is otherwise eligible, from participation in any group insurance, pension, savings, or other employee benefit plans or programs which the Company in its discretion may make available to its employees, but the Company shall not be required to establish, maintain or continue any such plan or program by reason of this Agreement. Any amounts payable under this Agreement shall not be deemed to be salary, bonus or other compensation paid to the Participant for purposes of computing contributions to or benefits under any other employee benefit plan or program, unless specifically required pursuant to such other plan or program.

3.13 Integrated Agreement. This Agreement represents the entire agreement between the Company and the Participant concerning the payment of deferred compensation to the Participant under this Agreement.

3.14 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included.

3.15 Tax. The Company may withhold any federal, state or local taxes from any payment due the Participant, his beneficiary or estate or from the Participant’s compensation as it or the Committee determines pursuant to applicable law. The Agreement is intended to comply with the provisions of Code Section 409A and guidance issued thereunder.

3.16 Construction. The masculine gender includes the feminine, and the singular the plural, and vice versa, unless the context clearly requires otherwise. The headings and captions contained herein are provided for convenience only, shall not be considered part of the Agreement, and shall not be employed in construction of the Agreement.

3.17 Claims and Appeals. The Participant may file claims and appeals of denied claims with the Committee, and the Committee shall decide such claims and appeals, in accordance with Section 503 of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor Regulation Section 2560.503-1.

[Signature Page Follows:]

In Witness Whereof, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.

Stamford Industrial Group, Inc.

By:
Albert W. Weggeman, the Participant		Jonathan LaBarre
Chief Financial Officer

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